FORM 8-A/A-3

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                            AmeriVest Properties Inc.
                            -------------------------
             (Exact Name of registrant as specified in its charter)



                Maryland                                 84-1240264
                --------                                 ----------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


        3333 South Wadsworth Blvd., Suite D-216, Lakewood, Colorado 80227
        -----------------------------------------------------------------
              (Address of principal executive officer) (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                Name of each exchange on which
         to be so registered                each class is to be registered

                 N/A                                     N/A
         -------------------                ------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 par value
                          -----------------------------
                                (Title of class)

                    Redeemable Common Stock Purchase Warrants
                    -----------------------------------------
                                (Title of class)

Item 1. Description of Registrant's Securities to be Registered.
        --------------------------------------------------------

     Pursuant to a vote of stockholders of AmeriVest Properties Inc. (the "Company") at the June 29, 1999 annual meeting of the Company's stockholders, the Company has reincorporated under the laws of the State of Maryland (the "Reincorporation"). The Company previously was incorporated under the laws of the State of Delaware. The Reincorporation was accomplished by the merger of the Company with and into a wholly-owned subsidiary incorporated under Maryland law (the "Maryland Subsidiary"). As a result of the Reincorporation, the Company's legal domicile was changed from Delaware to Maryland. This registration statement on Form 8-A/A-3 contains a description of the Company's $.001 par value common stock (the "Common Stock") and redeemable Common Stock purchase warrants (the "Warrants") under Maryland law following the Reincorporation.

     At the time of the Reincorporation, each outstanding share of the Company's then-outstanding $.001 par value common stock (the "Delaware Common Stock") was converted into one share of $.001 par value common stock of the Maryland Subsidiary (the "Maryland Common Stock"). In addition, each outstanding option or warrant to purchase shares of Delaware Common Stock continued outstanding as a right to purchase shares of Maryland Common Stock upon the same terms and conditions as immediately prior to the Reincorporation.

     Following the Reincorporation, each outstanding certificate representing shares of Delaware Common Stock continued to represent the same number of shares of Maryland Common Stock, and delivery of certificates for shares of Delaware Common Stock will constitute "good delivery" for transactions in the shares of Maryland Common Stock. It was not necessary for stockholders of the Company to surrender or exchange certificates representing Delaware Common Stock for certificates representing Maryland Common Stock, nor was it necessary for holders of Warrants to surrender or exchange certificates representing Warrants.

Common Stock

     Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefor, when, as, and if declared by the Company's Board Of Directors (the "Board") and, upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock of the Company is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting is not allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. Because voting rights are not cumulative, the holders of more than 50% of the shares of Common Stock of the Company could, if they chose to do so, elect all the directors of the Company.

     All outstanding shares of Common Stock are, and all shares that may be sold and issued upon exercise, if any, of the Warrants described below will be, fully paid and nonassessable by the Company. The Board is authorized to issue

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

additional shares of Common Stock within the limits prescribed by the Company's Articles Of Incorporation and without stockholder action.

     The Company has reserved a sufficient number of shares of Common Stock for issuance in the event that all the Warrants are exercised. In addition, the Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of options under the Company's Stock Option Plans.

Warrants

     General. Each Warrant is exercisable to purchase one share of Common Stock for $5.40 per share until November 13, 2000. As of December 6, 1999, 2,049,435 Warrants were outstanding and an additional 164,831 Warrants were reserved for issuance upon the exercise of outstanding underwriters warrants.

     Current Registration Statement Required For Exercise. In order for a holder to exercise that holder's Warrants, there must be a current registration statement on file with the SEC and with various state securities commissions to continue registration of the issuance of the shares of Common Stock underlying the Warrants. The Company intends to maintain a current registration statement during the period that the Warrants are exercisable unless the market price of the Common Stock underlying the Warrants would create no economic incentive for exercise of the Warrants. To date, no material economic incentive for exercise has existed. On July 29, 1999, the highest trading price for the Common Stock, as reported by the Nasdaq Small Cap Market, was $5.43. During the past year, no other trading price equaled or exceeded that figure. If these circumstances continue to exist during the entire exercise period of the Warrants, the Warrants could expire without the holders having had an opportunity to exercise their Warrants and realize any material economic return.

     The maintenance of a currently effective registration statement could result in substantial expense to the Company, and there is no assurance that the Company will be able to maintain a current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants. Although there can be no assurance, the Company believes that it will be able to qualify the shares of Common Stock underlying the Warrants for sale in those states in which the holders of the Warrants reside. The Warrants may be deprived of any value if a current Prospectus covering the shares of Common Stock issuable upon exercise of the Warrants is not kept effective or if the underlying shares are not qualified in the states in which holders of the Warrants reside.

     Exercise Of Warrants. Warrants may be exercised upon the surrender, on or prior to the expiration of the exercise period, of the certificate representing the Warrant, together with the form of "Election To Purchase" on the reverse side of the certificate executed as indicated and accompanied by payment of the full exercise price for the number of Warrants being exercised. No rights of a stockholder inure to a holder of Warrants until such time as a holder has exercised Warrants and has been issued shares of Common Stock.

     Redemption. The Warrants are redeemable by the Company at any time prior to their exercise or expiration upon 30 days prior written or published notice, provided however, that the closing bid quotation for the Common Stock for at least 15 of the 20 business days ending on the third day prior to the Company's giving notice of redemption has been at least 125% of the then effective exercise price of the Warrants. The redemption price for the Warrants is $.02 per Warrant. Any Warrant holder that does not exercise prior to the date set forth in the Company's notice of redemption will forfeit the right to exercise the Warrants and purchase the shares of Common Stock underlying those Warrants. Any Warrants outstanding after the redemption date will be deprived of any value except the right to receive the redemption price of $.02 per Warrant.

Item 2. Exhibits
        --------

Number         Description
------         -----------

3.1 Articles Of Incorporation filed with the Maryland Secretary Of State on June 28, 1999 (1)

4.1            Form of Warrant Certificate (2)

4.23           Form of Warrant Agreement (2)

-----------------

(1) Incorporated by reference from the Company's definitive Proxy Statement filed with the Securities And Exchange Commission on May 27, 1999.

(2) Incorporated by reference from the Company's Registration Statement on Form SB-2 dated August 30, 1996 (Registration No. 333-5114-D).

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         AMERIVEST PROPERTIES INC.


Date: December 14, 1999                  By: /s/ James F. Etter
                                         ----------------------
                                         James F. Etter, Chief Executive Officer

                                    * * * * *


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